Exhibit 99(d)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

(millions of dollars)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Operating revenues	$1,999	$1,766
Fuel, purchased power costs and delivery fees	(1,047)	(843)
Net gain from commodity hedging and trading activities	1,213	1,128
Operating costs	(197)	(168)
Depreciation and amortization	(337)	(276)
Selling, general and administrative expenses	(183)	(172)
Franchise and revenue-based taxes	(22)	(25)
Impairment of goodwill	—	(70)
Other income	14	3
Other deductions	(5)	(9)
Interest income	22	8
Interest expense and related charges	(749)	(399)

Income before income taxes	708	943

Income tax expense	(258)	(367)

Net income	450	576

Net income attributable to noncontrolling interests	(1)	—

Net income attributable to TCEH	$449	$576

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

(millions of dollars)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Net income	$450	$576

Other comprehensive income (loss), net of tax effects:

Cash flow hedges:
Net decrease in fair value of derivatives (net of tax benefit of $— and $9)	—	(17)
Derivative value net loss related to hedged transactions recognized during the period and reported in net income (net of tax benefit of $10 and $15)	19	26

Total adjustments to net income (loss)	19	9

Comprehensive income	469	585

Comprehensive income attributable to noncontrolling interests	(1)	—

Comprehensive income attributable to TCEH	$468	$585

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(millions of dollars)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Cash flows — operating activities:
Net income	$450	$576
Adjustments to reconcile net income to cash provided by operating activities: operating activities:
Depreciation and amortization	423	385
Deferred income tax expense – net	227	348
Impairment of goodwill	—	70
Unrealized net gains from mark-to-market valuations of commodity positions	(993)	(1,030)
Unrealized net (gains) losses from mark-to-market valuations of interest rate swaps	107	(205)
Bad debt expense	36	20
Stock-based incentive compensation expense	3	2
Losses on dedesignated cash flow hedges (interest rate swaps)	29	40
Other, net	(5)	2
Changes in operating assets and liabilities:
Impact of accounts receivable sales program	(383)	(34)
Margin deposits – net	45	65
Other operating assets and liabilities	145	219

Cash provided by operating activities	84	458

Cash flows — financing activities:
Issuances of long-term debt	—	212
Retirements/repurchases of long-term debt	(131)	(123)
Decrease in short-term borrowings	(700)	—
Notes/loans from affiliates	728	—
Decrease in income tax-related note payable to Oncor	(9)	(8)
Contributions from noncontrolling interests	6	26
Net short-term borrowings under accounts receivable sales program	393	—
Other	10	(3)

Cash provided by financing activities	297	104

Cash flows — investing activities:
Net notes/loans to affiliates	—	(2)
Capital expenditures	(320)	(354)
Nuclear fuel purchases	(44)	(46)
Money market redemptions	—	142
Proceeds from sale of environmental allowances and credits	3	4
Purchases of environmental allowances and credits	(5)	(9)
Changes in restricted cash	(16)	3
Proceeds from sales of nuclear decommissioning trust fund securities	564	1,402
Investments in nuclear decommissioning trust fund securities	(568)	(1,406)
Other	—	25

Cash used in investing activities	(386)	(241)

Net change in cash and cash equivalents	(5)	321
Cash and cash equivalents — beginning balance	94	479

Cash and cash equivalents — ending balance	$89	$800

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(millions of dollars)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$89	$94
Restricted cash	17	1
Trade accounts receivable — net, (2010 includes $784 in pledged amounts related to a variable interest entity)	1,146	1,009
Notes receivable from affiliates	1,405	1,432
Inventories	381	393
Commodity and other derivative contractual assets	3,689	2,339
Accumulated deferred income taxes	120	—
Margin deposits related to commodity positions	211	187
Other current assets	46	47

Total current assets	7,104	5,502
Restricted cash	1,135	1,135
Receivable from affiliate	76	85
Investments	615	590
Property, plant and equipment — net	20,959	20,980
Goodwill	10,252	10,252
Intangible assets — net	2,540	2,593
Commodity and other derivative contractual assets	2,291	1,533
Other noncurrent assets, principally unamortized debt issuance costs	520	553

Total assets	$45,492	$43,223

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings (2010 amount includes $393 for VIEs)	$646	$953
Advances from parent	3	3
Long-term debt due currently	232	294
Trade accounts payable	640	748
Trade accounts and other payables to affiliates	218	203
Notes payable to affiliate	700	—
Commodity and other derivative contractual liabilities	3,438	2,310
Margin deposits related to commodity positions	589	520
Accrued income taxes payable to parent	65	53
Accumulated deferred income taxes	—	1
Accrued taxes other than income	51	75
Accrued interest	485	303
Other current liabilities	202	338

Total current liabilities	7,269	5,801
Accumulated deferred income taxes	5,874	5,523
Commodity and other derivative contractual liabilities	1,132	1,060
Notes or other liabilities due affiliates	208	217
Long-term debt held by affiliates	170	143
Long-term debt, less amounts due currently	29,424	29,516
Other noncurrent liabilities and deferred credits	2,711	2,746

Total liabilities	46,788	45,006

Commitments and Contingencies

Membership interests:
TCEH membership interests	(1,358)	(1,831)
Noncontrolling interests in subsidiaries	62	48

Total membership interests	(1,296)	(1,783)

Total liabilities and membership interests	$45,492	$43,223